UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 31, 2015
Date of Report (Date of earliest event reported)

Flex Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

800 Boylston Street, 24th Floor Boston, MA	02199
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 874-1821

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Operating Officer.

On September 9, 2015, Flex Pharma, Inc. (the "Company") announced that Katharine Lindemann has joined the Company as its Chief Operating Officer. Ms. Lindemann, 54, joined the Company on August 31, 2015. Prior to joining the Company, Ms. Lindemann served as the Chief Operating Officer at DAVIDsTea Inc. from May 2012 until September 2014. Prior to DAVIDsTea Inc., Ms. Lindemann served as Principal of KGL Consulting from May 2011 to May 2012, and as Senior Vice President, Store Operations at Savers, Inc. (Value Village) from May 2009 to May 2011. In addition, Ms. Lindemann spent 19 years at Starbucks Corporation in a variety of roles, most recently as the Senior Vice President, Starbucks Foodservice. Ms. Lindemann holds a B.S. degree from Santa Clara University.

In connection with Ms. Lindemann's appointment, the Company and Ms. Lindemann entered into an Executive Employment Agreement (the "Employment Agreement"). Pursuant to the Employment Agreement, Ms. Lindemann will receive an annual base salary of $345,000 and is eligible for an annual bonus that targets 40% of her annualized base salary based upon an assessment of Ms. Lindemann's performance and the attainment of targeted goals established for the Company by the Board of Directors of the Company (the "Board"). In the event that she is terminated without Cause (as defined in the Employment Agreement) or resigns for Good Reason (as defined in the Employment Agreement), Ms. Lindemann will be entitled to severance in the form of salary continuation for nine months at her then-current base salary. Ms. Lindemann will also be eligible for all other compensation and benefit plans available to the Company's employees.

In connection with her appointment, Ms. Lindemann will receive a stock option to purchase 150,000 shares of the Company's Common Stock at a price per share equal to the closing price of the Company's Common Stock on the date of grant. The stock option will vest over a four-year period, with 25% of the shares of Common Stock subject to the stock option vesting on the first anniversary of Ms. Lindemann's start date, and the remaining 75% vesting monthly over the subsequent three-year period, subject to Ms. Lindemann's continuing employment with the Company. In the event that she is terminated without Cause or resigns for Good Reason during the period beginning 30 days prior to and ending 12 months following a Change in Control (as defined in the Employment Agreement), then Ms. Lindemann will be entitled to the acceleration of vesting of 100% of her outstanding unvested equity awards.

The foregoing summary of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference. The press release announcing Ms. Lindemann's appointment is filed as Exhibit 99.1 hereto.

(d) Election of Director.

On September 2, 2015, the Board unanimously voted to increase the size of the Board to eight members and to elect Robert Perez to the Board, effectively immediately. Mr. Perez was designated as a Class II member of the Board to serve until the 2017 annual meeting of the Company’s stockholders, or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

There are no arrangements or understandings between Mr. Perez and any other person pursuant to which he was elected as a director.  In connection with Mr. Perez's election to the Board, and pursuant to the Company's Non-Employee Director Compensation Policy (the "Director Compensation Policy"), at the next regularly scheduled meeting of the Board, Mr. Perez will be granted a non-statutory stock option to purchase an aggregate of 20,000 shares of Common Stock. Consistent with the Director Compensation Policy, Mr. Perez will be eligible to receive certain annual cash retainer fees and an annual stock option grant of 10,000 shares of Common Stock.

In connection with his appointment to the Board, Mr. Perez has entered into the Company’s standard form of Indemnity Agreement, a copy of which was filed as Exhibit 10.1 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-201276) filed with the SEC on January 13, 2015.

A press release announcing Mr. Perez's appointment is filed as Exhibit 99.2 hereto.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, dated as of July 15, 2015, by and between the Company and Katharine Lindemann
99.1	Press Release dated September 9, 2015
99.2	Press Release dated September 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Pharma, Inc.

Dated: September 9, 2015
	By:	/s/ Robert Hadfield
Robert Hadfield
General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Executive Employment Agreement, dated as of July 15, 2015, by and between the Company and Katharine Lindemann
99.1	Press Release dated September 9, 2015
99.2	Press Release dated September 8, 2015